Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Specialty Copper Listco plc on Form F-4 of our report dated May 10, 2024, with respect to our audits of the carve-out financial statements of KME Aerospace Business as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and the period from January 1, 2022 (inception) to December 31, 2022, which report appears in the Prospectus as part of this Registration Statement. Our report includes an emphasis of matter paragraph relating to the preparation of the financial statements on a “carve-out” basis from the financial statements of KME Germany GmbH.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

May 15, 2024